Exhibit 99.1

Vallon Pharmaceuticals Continues Advancement of Pivotal Study in Lead Development Program, ADAIR, Toward Potential Approval

April 13, 2021

- Ongoing ADAIR SEAL study on target for pivotal data readout in second half of 2021

- Target NDA filing in Q2 2022 for a potential abuse-deterrent alternative to commercially available IR amphetamines in the treatment of ADHD, a ~$9 billion U.S. market1

PHILADELPHIA, PA, April 13, 2021 (GLOBE NEWSWIRE) -- Vallon Pharmaceuticals Inc. (NASDAQ: VLON), (“Vallon” or the “Company”), a clinical-stage biopharmaceutical company primarily focused on the development of novel drugs that are designed to deter abuse in the treatment of CNS disorders, today provided a clinical program update for its lead program, ADAIR, a proprietary abuse-deterrent formulation of immediate-release (IR) dextroamphetamine currently in development for the treatment of attention deficit hyperactivity disorder (ADHD) and narcolepsy.

“Prescription stimulant abuse is a growing, serious issue with more than five million Americans misusing and abusing ADHD prescriptions stimulants on an annual basis. We believe ADAIR, if approved, has the potential to help address this significant problem by making it difficult for individuals to manipulate the drug. Our proprietary immediate release formulation has been shown in studies to behave as intended when taken orally, but is difficult to prepare for snorting or injecting,” commented David Baker, President & Chief Executive Officer of Vallon.

Vallon is currently conducting its pivotal intranasal human abuse liability study, which is expected to be the final clinical trial prior to NDA filing. This ongoing SEAL study (Study to Evaluate the Abuse Liability, Pharmacokinetics, Safety and Tolerability of an Abuse-Deterrent d-Amphetamine Sulfate Immediate Release Formulation), is a pivotal randomized, double-blind, double dummy, placebo and active-controlled 4-period, 4-way crossover assessing the abuse potential of ADAIR compared to dextroamphetamine administered intranasally in recreational drug abusers with past history of snorting stimulants.

“Through the use of the 505(b)(2) regulatory pathway, we expect to leverage much of the existing data for dextroamphetamine, which has been demonstrated to be an effective treatment for ADHD and narcolepsy,” added Dr. Timothy Whitaker, Vallon’s Chief Medical Officer. “Our ongoing SEAL study is designed to evaluate the safety and abuse liability of ADAIR by recreational drug users. We are pleased with the progress of the study and remain on track with our expectations to report topline results in the second half of this year, which have the potential to support our NDA filing in the second quarter of 2022.”

The SEAL study will assess the pharmacodynamics (PD), pharmacokinetics (PK), safety and tolerability of manipulated ADAIR 30mg when compared to crushed d-amphetamine sulfate and placebo. The primary PD endpoint is mean maximum (Emax) Drug Liking on a bipolar 100mm visual analog scale, a standard endpoint used in human abuse liability studies.

To date, two cohorts of subjects have been screened, qualified, and completed the treatment phase of the study. Enrollment in the study remains ongoing. A total of 64 subjects demonstrating a confirmed positive response to stimulants are planned to enter the treatment phase. Safety will be assessed via adverse events, vital signs, ECGs, clinical laboratory tests and Columbia Suicide Severity Rating Scale (C-SSRS).

For more information about the study, please visit clinicaltrials.gov and reference identifier: NCT04647903.

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About ADAIR

ADAIR (Abuse Deterrent Amphetamine Immediate Release) is an investigational new drug; a novel, patented formulation of dextroamphetamine designed to deter attempts to crush and snort it or take it by other non-oral routes that can produce a greater “high.” Dextroamphetamine has been used clinically for more than 50 years. It is the same active ingredient used in FDA-approved products, such as Adderall®, Dexedrine®, and Vyvanse®. ADAIR is not approved by the FDA.

ADAIR is also being developed for Europe and the UK through a license and collaboration agreement with MEDICE Arzneimittel Pütter GmbH, a leader in the European ADHD market.

About Vallon Pharmaceuticals Inc.

Vallon Pharmaceuticals Inc. is a clinical-stage biopharmaceutical company, headquartered in Philadelphia, PA. The Company is focused on the development of new medications to help patients with central nervous system (CNS) disorders. The Company’s lead investigational product candidate, ADAIR, is a novel abuse deterrent formulation of amphetamine immediate release being developed for the treatment of ADHD and narcolepsy.

For more information about the company, please visit www.vallon-pharma.com or connect with us on LinkedIn or Twitter.

Forward Looking Statements

This press release contains “forward-looking statements” that are based on Vallon’s current expectations and subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation, Vallon’s ability to execute its business plan, continue its growth and fund its ongoing business activities as planned, Vallon’s ability to develop and commercialize its product candidates, expectations related to results of clinical trials and studies, Vallon’s expectations with respect to the important advantages it believes its abuse-deterrent formulation of drugs have over similar drugs in the market, and the growing need for abuse-deterrent formulations of drugs, Vallon’s ability to utilize the 505(b)(2) regulatory pathway, and Vallon’s ability to obtain FDA approval of ADAIR and its other product candidates. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Item 1A. Risk Factors” in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 29, 2021. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

References and links to websites have been provided for convenience, and the information contained on any such website is not a part of, or incorporated by reference into, this press release. Vallon is not responsible for the contents of third-party websites.

Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
vallon@jtcir.com

1 IQVIA, NSP, 2019

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